EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made effective this 6th day of November 2001 by and between Yes Clothing Company, Inc., a Nevada corporation ("Yes"), and David Cavarra, a natural person ("Seller").

         WHEREAS, Seller represents to Yes that it presently owns and holds all of the issued and outstanding capital stock of BioProtect Corporation, a Nevada corporation ("BioProtect"), and that such stock is unencumbered and consists solely of One Million (1,000,000) shares of $.001 par value common stock (the "BioProtect Shares"); and

         WHEREAS, Seller hereby represents that BioProtect owns the proprietary and exclusive right, title and interest in and to all assets related directly and/or indirectly to the manufacturing, distribution, sales, and trade name of what is currently being manufactured, assembled and marketed by BioProtect as the "First Defense Anthrax Personal Protection Kit" (the "Anthrax Product"), more fully described in Exhibit "A" attached hereto and incorporated herein by reference (collectively the "BioProtect Business") and that such assets are free and clear from encumbrances, liens, restrictions, or third party rights whatsoever; and

         WHEREAS, Seller desires to sell and Yes desires to acquire the BioProtect Shares; and

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Seller hereby agrees to transfer the BioProtect Shares to Yes in exchange for Two Million (2,000,000) shares of Yes common stock (the "Yes Shares").

2. The parties hereby agree that the Yes Shares that are being transferred by Yes to Seller pursuant to the terms of this Agreement are not being transferred to Seller with the intent of resale or distribution.

3. The closing ("Closing") of this Agreement shall occur o or before November 30, 2001 (the "Closing Date").

4. Seller and Yes shall each take whatever action is required to solicit the consent and approval of their respective shareholders and creditors by November 30, 2001.

5. Seller agrees to indemnify and hold Yes harmless from an against any and all liabilities and claims of any nature arising from and/or associated with the ownership of the BioProtect Shares and the BioProtect Business up to and including the Closing Date.

6. The parties hereto shall each be responsible for their own costs and expenses, including, but not limited to, attorneys' fees, accounting fees and closing costs in connection with this Agreement.

7. Yes shall not be under any obligation to file a registration statement for the Yes Shares being transferred to Seller pursuant to this Agreement.

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8.       From the date of execution of this Agreement and, until the Closing
         Date, or termination of the Agreement, as provided for herein, Seller will permit Yes's officers, employees, and authorized representatives to have immediate and ful access to the offices, properties, books, and records of BioProtect. Further, Seller and Yes will cooperate with the other in order to provide and prepare the documents and other materials necessary to affecting a closing on the transaction contemplated by this Agreement. Upon discovery of matters in due diligence or receipt of documents from Seller, Yes shall have three (3) business days in which to raise objections. If an objection is raised and not resolved to Yes's satisfaction, or if the Anthrax Product does not appear to be a viable and profitable product line, in Yes' sole discretion, Yes shall be entitled to terminate this Agreement without penalty.

9. Seller and Yes understand that the securities transferre pursuant to this Agreement have not been registered under the Securities Act of 1933 (th "Act") and the transfer of such securities hereunder are made pursuant to an exemption from registration pursuant to Regulation D and section 4 (2) of the Act, and their reliance on such exemption is predicated in part on the representations set forth herein and in the Investment Letter attached to this Agreement as Exhibit "C" (the "Investme Letter").

10. Seller represents that it has such knowledge and experience in financial and business matters and that it is capable of evaluating the merits and risk of this transaction, and that it is able to bear the economic risk of the investment i the Yes Shares. Further, Seller represents that it is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act.

11. Seller and Yes represent that, by virtue of their respective economic bargaining power or otherwise, they have had access to or has been furnished with, prior to or concurrently with Closing, the same kind of information that would be available in a registration statement under the Act should registration of the Yes Shares or the BioProtect business interests transferred pursuant to this Agreement have been necessary, and that they have had the opportunity to ask questions of and receive answers from the other party or any party acting on their behalf, concerning the business of BioProtect and Yes and that they have had the opportunity to obtain any additional information, to the extent that BioProtect and Yes possesses such information or can acquire it without unreasonable expense or effort, necessary to verify the accuracy of information obtained or furnished hereunder.

12. All representations and warranties made by the parties t this Agreement shall survive the Closing hereunder and the consummation of the transactio contemplated hereby for two (2) years from the Closing Date.


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13.      At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any assets, propert and/or securities to be transferred hereunder or otherwise to put into effect, implement and carry out the intent and purposes of this Agreement.

14. Any failure of any party to this Agreement to comply wit any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such part thereafter to enforce each and every such provision. No waiver of any breach of or non- compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non- compliance.

15. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.      This Agreement shall be governed by the laws of the Stat of California.

17. To the best knowledge and belief of Seller, except as disclosed by Seller in writing prior to Closing, or pursuant to this Agreement, there is neither pending nor threatened, any action, suit or arbitration to which BioProtect or its property, assets or business is or is likely to be subject and in which an unfavorable outcome ruling or finding will or is likely to have a material averse effect on the condition financial or otherwise, or properties, assets, business or operations, which would create a material liability on the part of BioProtect, or which would conflict with this Agreement or any action taken or to be taken in connection with it.

18. Except as disclosed in writing by Seller prior to Closing, there are no contracts, actual or contingent obligations, agreements, franchises, license agreements, or other commitments to which BioProtect is a party or by which they or any of its properties or assets are bound which are material to the Business, its financial condition, the manufacturing assembly, marketing distribution, or the sale and servicing of the Anthrax product.

19. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

20. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

                                  BioProtectCorporation
                                  15303 Ventura Blvd., Suite 900
                                  Sherman Oaks, CA 91403
                                  Telephone: (818) 380-3055
                                  Facsimile: (818) 380-3001


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                                  Yes Clothing Company, Inc.
                                  4695 MacArthur Court, #1450
                                  Newport Beach, CA 92660
                                  Telephone: (949) 833-2094
                                  Facsimile: (949) 833-7854

21. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No ora understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

22. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well a any facsimile, telecopy or other reproduction hereof.


         IN WITNESS HEREOF the parties have executed this agreement as of the date set forth above.

                                       "Yes"
                                       Yes Clothing Company, Inc.

                                       By: /s/ Jon L. Lawver
                                               Jon L. Lawver
                                               Secretary


                                           /s/ David Cavarra






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